________________________________________________________________________________

                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

    [ ] Preliminary proxy statement

    [x] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material under Rule 14a-12

    [ ] Confidential, for use of the Commission only (as permitted by Rule
        14a-6(e)(2))

                                DOUBLECLICK INC.
                   -----------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   -----------------------------------------
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

       (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

       (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

       (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act
        Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1) Amount previously paid:

--------------------------------------------------------------------------------

       (2) Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------------

       (3) Filing Party:

--------------------------------------------------------------------------------

       (4) Date Filed:

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________________________________________________________________________________

                                DOUBLECLICK INC.
                        450 WEST 33RD STREET, 16TH FLOOR
                            NEW YORK, NEW YORK 10001


                              -------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 2000
                              -------------------

    The Annual Meeting of Stockholders (the 'Annual Meeting') of DoubleClick Inc., a Delaware corporation (the 'Company'), will be held at: 80 Fifth Avenue, 17th Floor, New York, New York 10011 on May 26, 2000 at 8:30 a.m. (New York time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

    (1) To elect two Directors to serve until the 2003 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

    (2) To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

    Only stockholders of record at the close of business on April 4, 2000 will be entitled to notice of, and to vote at, the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the meeting during regular business hours at our corporate headquarters at the address above.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, your vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          By Order of the Board of Directors

                                          KEVIN J. O'CONNOR
                                          KEVIN J. O'CONNOR
                                          Chief Executive Officer and Chairman
                                          of the Board of Directors

New York, New York
April 19, 2000

IT IS IMPORTANT THAT YOU COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY

                                DOUBLECLICK INC.

                              -------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 26, 2000
                              -------------------

    This Proxy Statement is furnished to stockholders of record of DoubleClick Inc., a Delaware corporation (the 'Company'), as of April 4, 2000 in connection with the solicitation of proxies by the Board of Directors of the Company (the 'Board of Directors' or 'Board') for use at the Annual Meeting of Stockholders to be held on May 26, 2000 at 8:30 a.m. (New York time) or any adjournment of postponement (the 'Annual Meeting').

    Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxy cards that are received in time for the meeting will be voted at the Annual Meeting in accordance with instructions thereon, or if no instructions are given, will be voted, (i) 'FOR' the election of the named nominees as Directors of the Company and (ii) 'FOR' the ratification of PricewaterhouseCoopers LLP, independent public accountants, as our auditors for the fiscal year ending December 31, 2000, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to us at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes will not be included in the vote totals and will not affect the outcome of the votes.

    Our Annual Report on Form 10-K (which does not form a part of the proxy solicitation materials), containing consolidated financial statements for the fiscal year ended December 31, 1999, is being distributed to stockholders together with this Proxy Statement.

    Our principal executive offices are located at 450 West 33rd Street, 16th Floor, New York, New York 10001. This Proxy Statement and the accompanying form of proxy are first being mailed on or about April 26, 2000 to the stockholders of the Company entitled to vote at the Annual Meeting.

                               VOTING SECURITIES

    Our Common Stock, par value $0.001 per share, is our only class of voting securities outstanding. Each holder of Common Stock is entitled to one vote for each share held. In addition, the Company is authorized to issue up to an aggregate of 5,000,000 shares of preferred stock, par value $0.001 per share (the 'Preferred Stock'), with such voting rights as may be determined by the Board of Directors for such series. We do not have current plans to issue any shares of Preferred Stock. At the Annual Meeting, each stockholder of record at the close of business on April 4, 2000 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On April 4, 2000, there were 122,112,076 shares of Common Stock outstanding, exclusive of certain additional shares to be issued in connection with our acquisition of DoubleClick Scandinavia AB, and held by 828 stockholders of record.

    A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at our principal executive offices.

    On December 20, 1999 we declared a 2-for-1 stock split on the Common Stock in the form of a stock dividend for common stockholders of record as of December 31, 1999. This dividend was paid after the close of business on January 10, 2000. All share numbers in this proxy statement reflect this stock dividend.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting 'FOR' the election of the nominees named below as Class III Directors of the Company to serve until the 2003 Annual Meeting of Stockholders or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominee. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election. Each nominee is currently a Director of the Company.

    In accordance with the terms of our Certificate of Incorporation, the Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual meeting of our stockholders, the successors to the Directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required to elect the Directors. This means that the Director nominees with the most affirmative votes for a particular position is elected for that position. Withheld votes and abstentions have the effect of a vote 'against' the nominee(s).

    The Board of Directors currently has seven members. Messrs. W. Grant Gregory and Don Peppers are Class III Directors whose terms expire at the Annual Meeting and each of whom is a nominee for election. Messrs. Kevin J. O'Connor, Mark E. Nunnelly and Thomas S. Murphy are Class I Directors whose terms expire at the 2001 Annual Meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). Messrs. David N. Strohm and Dwight A. Merriman are Class II Directors whose terms expire at the 2002 Annual Meeting (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

INFORMATION REGARDING THE NOMINEES FOR ELECTION AS DIRECTORS (CLASS III
DIRECTORS)

    The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of the nominees have been furnished to us by the nominees. Each nominee has had the same principal occupation for the last five years.

    W. Grant Gregory, 59, has served as a Director of the Company since its inception in January 1996. Since 1988, Mr. Gregory has served as Chairman of Gregory & Hoenemeyer, Inc., a merchant banking firm. Mr. Gregory currently serves as a director of AMBAC Financial Group, a financial services company, Inacom Corporation, a technology management services company, Dreamlife.com, an Internet professional development network, yClip.com, an e-commerce enabled incentives company, and Class.com, an accredited distance learning Internet company. In addition, Mr. Gregory serves as the Chief Executive Officer of zUniversity.com, an online network for higher education.

    Don Peppers, 49, has served as a Director of the Company since
January 1998. Since January 1992, Mr. Peppers has served as a partner of Peppers and Rogers Group, a management consulting firm. He serves on the board of directors of Modem Media.Poppe Tyson Inc., and serves on the board of advisors for Internet Capital Group, E.piphany and BroadVision.

    THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF W. GRANT GREGORY AND DON PEPPERS AS CLASS III DIRECTORS UNTIL THE 2003 ANNUAL MEETING OF STOCKHOLDERS.

INFORMATION REGARDING DIRECTORS WHO ARE NOT NOMINEES FOR ELECTION AT THE ANNUAL MEETING

    The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of each Director who is not a nominee for election at the Annual Meeting has been furnished to the Company by the Director. Except as indicated each of these Directors has had the same principal occupation for the last five years.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2001 ANNUAL MEETING OF STOCKHOLDERS)

    Kevin J. O'Connor, 39, has served as the Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in January 1996. From December 1995 until January 1996, Mr. O'Connor served as Chief Executive Officer of Internet Advertising Network ('IAN'), an Internet advertising company which he founded. From September 1994 to December 1995, Mr. O'Connor served as Director of Digital Research for Digital Communications Associates, a data communications company (now Attachmate Corporation), and from April 1992 to September 1994, as its Chief Technical Officer and Vice President, Research. From its inception in May 1983 until its sale in April 1992, Mr. O'Connor served as Vice President, Research of Intercomputer Communications Corp., a software development company. Mr. O'Connor serves as a director of 1-800-flowers.com, an Internet gift company, ISS Group, Inc., an Internet security development company, and serves as an advisor of Versity.com, an Internet site for college students, faculty and alumni.

    Mark E. Nunnelly, 41, has served as a Director of the Company since
June 1997. Since 1990, Mr. Nunnelly has served as a Managing Director of Bain Capital, Inc., a venture capital group. Mr. Nunnelly currently serves as a director of Stream International Inc., a computer software and technical support company, eCredit.com, an online credit transaction company, ATI, a telecommunications company, Domino's Pizza, a pizza delivery company, and Dade International, a health care company.

    Thomas S. Murphy, 74, has served as a Director of the Company since
March 1998. From 1966 until 1990, Mr. Murphy served as Chief Executive Officer and Chairman of the Board of Capital Cities ABC, Inc., a major media company. From 1990 until 1994, Mr. Murphy relinquished the title of Chief Executive Officer but resumed this title again from 1994 until 1996. Since February 1996, Mr. Murphy has been retired. Mr. Murphy currently serves on the Board of Directors of The Walt Disney Company, a motion picture and television production, amusement park, land management and consumer products company, Columbia/HCA Healthcare Corporation, a provider of health care services, and is the Chairman of the Board of Trustees of Save the Children.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS)

    David N. Strohm, 52, has served as a Director of the Company since June 1997. Since 1980, Mr. Strohm has been an employee of Greylock Management Corporation, a venture capital group ('Greylock'), and he is a general partner of several venture capital funds affiliated with Greylock. Mr. Strohm currently serves as a director of Banyan Switchboard, Inc., a software and computer peripherals company, Legato Systems, a data storage management software company, and ISS Group, Inc., an Internet security software company.

    Dwight A. Merriman, 31, has served as a Director of the Company since its inception in January 1996. Mr. Merriman has served as the Company's Chief Technical Officer since February 1996, and served as its Vice President, Engineering from January 1996 until February 1996. From December 1990 until August 1995, Mr. Merriman was a software engineer for Digital Communications Associates, a data communications company (now Attachmate Corporation).

COMPENSATION OF DIRECTORS

    Cash Compensation. Directors do not receive a fee for attending Board of Directors or committee meetings, but are reimbursed for expenses incurred in connection with attending these meetings.

    Stock Option Grant. Under the Automatic Option Grant Program under the Company's 1997 Stock Incentive Plan (the 'Plan'), each individual who was serving as a non-employee member of the Board of Directors on February 19, 1998 (the 'Underwriting Date') was automatically granted a non-statutory option to purchase 20,000 shares of Common Stock. In addition, each individual who was first elected or appointed as a non-employee member of the Board of Directors at any time after the Underwriting Date was automatically granted, on the date of such initial election or appointment, a non-statutory option to purchase 100,000 shares of Common Stock, provided that individual had not previously been in the employ of the Company or any parent or subsidiary of the Company. Finally, on the date of each annual meeting of stockholders, each individual who is to continue to serve as a member of the Board of Directors, whether or not that individual is standing for re-election to the Board of Directors at that particular annual meeting of stockholders, will automatically be granted a non-statutory option to purchase 20,000 shares of Common Stock, provided such individual has served as a non-employee member of the Board of Directors for at least six (6) months. Pursuant to these provisions, each of Messrs. Nunnelly, Strohm, and Gregory received an option grant on February 20, 1998 to purchase 20,000 shares of Common Stock at an exercise price of $4.25 per share. On May 24, 1999, each of Messrs. Gregory, Murphy, Nunnelly and Strohm was granted an automatic option to purchase 20,000 shares at an exercise price of $48.94. On January 12, 1998, Mr. Peppers received an option grant to purchase 100,000 shares of Common Stock at an exercise price of $2.75 per share. On March 26, 1998, Mr. Murphy was granted an option to purchase 100,000 shares of Common Stock at an exercise price of $7.91 per share. The options granted to Messrs. Nunnelly, Strohm, and Gregory vested upon the optionee's completion of one year of service on the Board of Directors, as measured from the grant date. The options granted to Messrs. Peppers and Murphy vest in successive equal annual installments over the first four-year period of service on the Board of Directors. Both the initial and annual option grants will have a term of ten years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee member of the Board of Directors cease prior to lapse of such repurchase rights. The initial grant of 100,000 shares will vest in successive equal annual installments over the optionee's initial four-year period of service on the Board of Directors. Each additional 20,000 share grant will vest upon the optionee's completion of one year of service on the Board of Directors, as measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or
(ii) the death or permanent disability of the optionee while serving on the Board of Directors.

                                   PROPOSAL 2
          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, as our independent accountants to serve for the year ending December 31, 2000, subject to the ratification of such appointment by the stockholders at the Annual Meeting. Although stockholder satisfaction with the selection of independent accountants is not required, the Board of Directors considers it desirable for the stockholders to vote upon this selection. The affirmative vote of a majority of shares of Common Stock present in person or by proxy at the Annual Meeting is required to ratify the selection of independent accountants. Abstentions will be counted as present and entitled to vote, and will have the effect of a negative vote with respect to this proposal. If the stockholders do not approve the selection of PricewaterhouseCoopers LLP as independent auditors, the Audit Committee will consider the selection of other independent accountants. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

    THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS DOUBLECLICK'S INDEPENDENT ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of our common stock as of March 31, 2000 (1) each person (or group of affiliated persons) who is known by us to beneficially own five percent or more of our common stock, (2) each of our directors and 'Named Executive Officers' and (3) all of our directors and executive officers as a group. Except as specified below, all persons listed have sole voting and investment power with respect to their shares and can be reached at our headquarters located at 450 West 33rd Street, New York, New York 10001.

                                                                   BENEFICIAL
                                                                  OWNERSHIP(1)
                                                              --------------------
                                                                SHARES     PERCENT
                                                                ------     -------
Kevin J. O'Connor(2)........................................   9,867,375     8.1%
Kevin P. Ryan(3)............................................     102,625     *
Jeffrey E. Epstein(4).......................................      17,363     *
Wenda Harris Millard(5).....................................      95,600     *
Barry M. Salzman(6).........................................      73,250     *
David N. Strohm(7)..........................................     138,376     *
Mark E. Nunnelly(8).........................................     181,396     *
W. Grant Gregory(9).........................................     276,664     *
Don Peppers(10).............................................     100,910     *
Thomas S. Murphy(11)........................................      70,000     *
Janus Capital Corporation(11)...............................  12,407,321    10.2
FMR Corp.(13)...............................................   6,846,000     5.6
All directors and executive officers as a group (15
  persons)(14)..............................................  15,586,451    12.7

---------

* Less than one percent

 (1) Gives effect to the shares of common stock issuable within 60 days of March 31, 2000 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Shares of our common stock beneficially owned are calculated based on shares of our common stock outstanding as of March 31, 2000.

 (2) Includes (i) 1,268,785 shares of common stock issuable upon the exercise of stock options; (ii) 7,840 shares of common stock held by Nancy O'Connor, Mr. O'Connor's wife; (iii) 200,000 shares of common stock held by the KN Trust, of which Nancy O'Connor is a trustee; (iv) 96,618 shares of common stock held by The Kono 1999 Charitable Remainder Trust, of which
     Mr. O'Connor and his wife are the beneficiaries, but Mr. O'Connor's brother, who does not live with Mr. O'Connor, is the trustee; and
     (v) 96,618 shares of common stock held by the Kono 1999 NIM-Charitable Remainder Unitrust, of which Mr. O'Connor and his wife are the beneficiaries. Mr. O'Connor's brother, who does not live with Mr. O'Connor, is the trustee. Mr. O'Connor has not retained investment control over the shares held by the Kono 1999 trust, and, therefore, Mr. O'Connor disclaims all beneficial ownership of these shares. Does not include 1,200,000 shares of common stock issuable upon exercise of stock options that do not vest within 60 days of March 31, 2000.

 (3) Includes 89,625 shares of common stock issuable upon the exercise of stock options. Does not include 2,400,000 shares of common stock issuable upon the exercise of stock options that do not vest within 60 days of March 31, 2000.

 (4) Consists of 17,363 shares of common stock issuable upon the exercise of stock options. Does not include 310,000 shares of common stock issuable upon the exercise of stock options that do not vest within 60 days of March 31, 2000.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (5) Consists of 95,600 shares of common stock issuable upon the exercise of stock options. Does not include 475,000 shares of common stock issuable upon the exercise of stock options that do not vest within 60 days of March 31, 2000.

 (6) Includes 69,750 shares of common stock issuable upon the exercise of stock options. Does not include 387,500 shares of common stock issuable upon the exercise of stock options that do not vest within 60 days of March 31, 2000.

 (7) Includes 40,000 shares of common stock issuable upon the exercise of stock options. Does not include 180,000 shares held by the Strohm/Reavis Living Trust for which Mr. Strohm is trustee.

 (8) Includes 20,000 shares of common stock issuable upon the exercise of stock options.

 (9) Includes 40,000 shares of common stock issuable upon the exercise of stock options.

(10) Includes 95,000 shares of common stock issuable upon the exercise of stock options. Does not include 50,000 shares of common stock issuable upon the exercise of stock options that do not vest within 60 days of March 31, 2000.

(11) Consists of 70,000 shares of common stock issuable upon the exercise of stock options. Does not include 50,000 shares of common stock issuable upon the exercise of stock options that do not vest within 60 days of March 31, 2000.

(12) This information is derived from a Schedule 13G/A dated March 10, 2000, filed with the Securities Exchange Commission by Janus Capital Corporation, Janus Capital Corporation possesses sole dispositive and sole voting power with respect to all 12,407,321 of these shares. Janus Capital Corporation's address is 100 Fillmore Street, Denver, Colorado 80206.

(13) This information is derived from a Schedule 13G dated February 11, 2000, filed with the Securities and Exchange Commission by FMR Corp. FMR possesses sole dispositive power with respect to all 6,846,000 shares and sole voting power with respect to 109,300 of these shares. FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(14) Our directors and officers comprising this group include: Kevin J. O'Connor, Kevin P. Ryan, Dwight A. Merriman, Jeffrey E. Epstein, Stephen R. Collins, Wenda Harris Millard, Barry M. Salzman, Christopher M. Dice, David Rosenblatt, David N. Strohm, Mark E. Nunnelly, W. Grant Gregory, Don Peppers and Thomas S. Murphy. Also includes 82,000 shares of common stock held by Jonathan Shapiro and 16,160 shares of common stock issuable upon the exercise of stock options by Mr. Shapiro. Does not include 260,000 shares of common stock issuable upon the exercise of stock options by Mr. Shapiro that do not vest within 60 days of March 31, 2000.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

    Our executive officers and other key employees are as follows:

              NAME                 AGE                        POSITION
              ----                 ---                        --------
Kevin J. O'Connor................  39   Chief Executive Officer and Chairman of the Board of
                                          Directors
Kevin P. Ryan....................  36   President and Chief Operating Officer
Dwight A. Merriman...............  31   Chief Technical Officer and Director
Jeffrey E. Epstein...............  43   Executive Vice President
Stephen R. Collins...............  34   Chief Financial Officer
Wenda Harris Millard.............  45   Executive Vice President and General Manager, Media
Barry M. Salzman.................  36   President, International Media
Christopher M. Dice..............  49   President and Chief Operating Officer, Abacus Direct
David Rosenblatt.................  32   Senior Vice President, Global Technology Solutions
Jonathan D. Shapiro..............  37   Senior Vice President, of Abacus Online

       INFORMATION CONCERNING EXECUTIVE OFFICERS AND OTHER KEY EMPLOYEES
                             WHO ARE NOT DIRECTORS

    Kevin P. Ryan has served as our Chief Operating Officer since April 1998 and as President since July 1997. From June 1996 to March 1998, Mr. Ryan served as our Chief Financial Officer. From January 1994 to June 1996, Mr. Ryan served as Senior Vice President, Business and Finance for United Media, a licensing and syndication company representing comics, columnists and wire services to over 2,000 newspapers around the world. From April 1991 to December 1993, Mr. Ryan served as Senior Manager, Finance for EuroDisney, and from August 1985 to September 1989, Mr. Ryan was an investment banker for Prudential Investment Corporation in both the United States and the United Kingdom. Mr. Ryan serves as a director of hotjobs.com, an Internet-based recruiting solutions company, and as an advisor of LC39, a start-up incubator fund, and of Doctors Without Borders, an independent humanitarian medical aid agency.

    Jeffrey E. Epstein has served as our Executive Vice President since April 1999, and served as our Chief Financial Officer from March 1998 until April 1999. From May 1997 to February 1998, Mr. Epstein served as Chief Financial Officer of Trans National Group Inc., a consumer services company. From January 1995 to March 1997, Mr. Epstein served as Senior Vice President of CUC International Inc., a membership-based consumer services company. From February 1988 to December 1994, Mr. Epstein served as Chief Financial Officer of King World Productions, Inc., a television production company.

    Stephen R. Collins has served as our Chief Financial Officer since April 1999. From November 1998 until April 1999, Mr. Collins served as the Company's Director of Business Operations, and from January 1997 until November 1998, Mr. Collins served as the Company's Controller. From October 1992 to January 1997, Mr. Collins served in a variety of positions for Colgate-Palmolive Company, a consumer products company, most recently as Associate Financial Director of Colgate-Palmolive Romania. From July 1988 to October 1992, Mr. Collins was an auditor for Price Waterhouse LLP (now PricewaterhouseCoopers LLP), an accounting firm.

    Wenda Harris Millard has served as our Executive Vice President and General Manager, Media, since October 1999 and served as our Executive Vice President, Marketing and Sales from October 1997 to October 1999, and as our Executive Vice President, Marketing and Programming from July 1996 to October 1997. From August 1994 to July 1996, Ms. Harris Millard served as President and Group Publisher of SRDS, a marketing and media information company. From July 1993 to July 1994, Ms. Harris Millard served as Senior Vice President and Publisher of Family Circle Magazine. From June 1992 to July 1993, Ms. Harris Millard served as Senior Vice President and Group Publisher of Adweek Magazines, and from 1987 to June 1992, Ms. Harris Millard served as Publisher for Adweek Magazine. Ms. Harris Millard serves as a director of zUniversity and as an advisor of Plum Holdings, an early-stage investment partnership for high growth media companies.

    Barry M. Salzman has served as our President, International Media since December 1999 and served as our Vice President, International from February 1997 to December 1999. From August 1994 to January 1997, Mr. Salzman served as President of BMS Associates, Inc., a consulting firm. From June 1993 to July 1994, Mr. Salzman served as an associate for AEA Investors, Inc., a principal investment firm. From June 1989 to June 1993, Mr. Salzman served as an Engagement Manager for McKinsey & Company, a management consulting firm.

    Christopher M. Dice has served as President and Chief Operating Officer of our Abacus Direct division since November 1999 and served as President and Chief Operating Officer of Abacus Direct Corporation from October 1998 until November 1999. Mr. Dice served as President of ImageSoft Technologies, a financial services image and document management company, from 1995 to 1998. Mr. Dice served in various positions with First Financial Management Corp. from 1985 through 1995, most recently as Executive Vice President -- Financial Services.

    David S. Rosenblatt has served as our Senior Vice President of Global Technology Solutions since October 1999. Prior to that, Mr. Rosenblatt was Vice President and General Manager of our Closed-Loop Marketing Solutions, which he launched in August 1998. Mr. Rosenblatt joined us in 1997 as the Product Manager of the DART for Publishers service. In 1996, Mr. Rosenblatt was responsible for Omnipoint Communications' online content products as part of Omnipoint's rollout of its Personal Cellular Service in the fall of 1996. From 1992 to 1995, Mr. Rosenblatt served in several positions at S.G. Warburg & Co., where he executed strategic transactions for clients. Mr. Rosenblatt serves as a director of Final-Exam.com, an Internet publishing company creating Web-based study guides for college students.

    Jonathan D. Shapiro has served as our Senior Vice President of Abacus Online since our merger with Abacus in November 1999. Prior to that, Mr. Shapiro served as our Vice President of Business Development since February 1998. From April 1997 to February 1998, Mr. Shapiro served as an interactive multimedia specialist for McKinsey & Co. From January 1995 to April 1997, Mr. Shapiro served as Vice President, Corporate Development of United Media, a newspaper syndicate and independent licensing company. From October 1992 to January 1995, Mr. Shapiro served as an associate for McKinsey & Co.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation received for the years ended December 31, 1997, 1998 and 1999 by the Company's Chief Executive Officer and by the other four executive officers who served as executive officers as of December 31, 1999 and whose salary exceeded $100,000 in 1999 (together, the 'Named Executive Officers'). No individual who would otherwise have been included in the table resigned during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                               ANNUAL COMPENSATION(1)       AWARDS
                                               -----------------------    UNDERLYING     ALL OTHER
     NAME AND PRINCIPAL POSITION        YEAR    SALARY         BONUS        OPTION      COMPENSATION
     ---------------------------        ----    ------         -----        ------      ------------
Kevin J. O'Connor ....................  1999   $175,000       $ 43,750    1,202,625             --
  Chief Executive Officer               1998   $175,000       $ 70,000           --             --
                                        1997   $126,250             --           --       $ 30,000(2)
Kevin P. Ryan ........................  1999   $175,000       $ 43,750    1,502,625             --
  President and Chief Operating         1998   $175,000       $ 70,000           --             --
  Officer                               1997   $152,500             --      880,000             --
Wenda Harris Millard .................  1999   $180,000             --      380,000       $229,759(3)
  Executive Vice President              1998   $180,000       $ 27,000           --       $ 93,223(3)
                                        1997   $180,000             --           --             --
Jeffrey E. Epstein ...................  1999   $175,000       $ 39,375       82,363             --
  Executive Vice President              1998   $175,000       $ 35,438      460,000       $ 35,000(4)
                                        1997         --(5)          --           --             --
Barry M. Salzman .....................  1999   $175,000       $ 87,500      265,250             --
  Vice President, International         1998   $150,000       $100,000           --             --
                                        1997   $105,136             --      400,000             --

---------

(1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted for each of the Named Executive Officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of such Named Executive Officers in 1999.

(2) Consists solely of reimbursement of certain relocation expenses.

(3) Consists solely of sales commissions.

(4) Consists solely of starting bonus and reimbursement of certain relocation expenses.

(5) Mr. Epstein joined us as an Executive Vice President in April 1998.

OPTION GRANTS IN LAST YEAR

    The following table sets forth certain information regarding options granted to the Named Executive Officers during 1999. The Company has not granted any stock appreciation rights.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1999

                                                INDIVIDUAL GRANTS
                                 -----------------------------------------------   POTENTIAL REALIZABLE VALUE
                                 NUMBER OF    % OF TOTAL                            AT ASSUMED ANNUAL RATES
                                 SECURITIES    OPTIONS                             OF STOCK APPRECIATION FOR
                                 UNDERLYING   GRANTED TO                                 OPTION TERM(3)
                                  OPTIONS     EMPLOYEES    EXERCISE   EXPIRATION   --------------------------
             NAME                GRANTED(1)   IN 1999(2)    PRICE        DATE          5%            10%
             ----                ----------   ----------    -----        ----          --            ---
Kevin J. O'Connor..............  1,200,000      10.43%      $80.03     11/30/09    $60,397,468   $153,059,042
Kevin P. Ryan..................  1,500,000      13.03        80.03     11/30/09     75,496,835    191,323,802
Wenda Harris Millard...........    100,000       0.87        11.59       1/4/09        729,125      1,847,745
                                   280,000       2.43        80.03     11/30/09     14,092,742     35,713,776
Jeffrey E. Epstein.............     80,000       0.69        80.03     11/30/09      4,026,498     10,203,936
Barry M. Salzman...............    100,000       0.87        11.59       1/4/09        729,125      1,847,745
                                   160,000       2.26        80.03     11/30/09      8,052,996     20,407,872

---------

(1) Each option represents the right to purchase one share of Common Stock. The options shown in this table become exercisable in four equal annual installments commencing one year after the date of
                                              (footnotes continued on next page)

(footnotes continued from previous page) grant. To the extent not already exercisable, certain of these options may become exercisable in the event of a merger in which the Company is not the surviving corporation or upon the sale of substantially all of the Company's assets or a sale of stock by the stockholders.

(2) During 1999, the Company granted employees options to purchase an aggregate of 11,507,936 shares of Common Stock.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information concerning options to purchase Common Stock exercised by the Named Executive Officers during 1999 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                         AT DECEMBER 31, 1999            AT DECEMBER 31, 1999(1)
                         SHARES                    ---------------------------------   ----------------------------
                       ACQUIRED ON      VALUE
        NAME            EXERCISE      REALIZED      EXERCISABLE      UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
        ----            --------      --------      -----------      -------------     -----------    -------------
Kevin J. O'Connor....         --              --     1,266,160         1,200,000       $160,164,418   $ 55,800,000
Kevin P. Ryan........    253,000     $31,959,431       227,000         2,020,000         28,656,764    135,390,604
Wenda Harris
  Millard............    134,400      17,001,088       105,600           500,000         13,357,998     39,693,293
Jeffrey E. Epstein...    115,000      14,234,844            --           425,000                 --     46,424,531
Barry M. Salzman.....     92,000      11,604,175        34,500           460,000          4,339,453     44,154,600

---------

(1) These values have been calculated on the basis of the market price on December 31, 1999 of $126.53 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options. All numbers reflect the most recent stock dividend.

COMMITTEES OF THE BOARD

    The Audit Committee of the Board of Directors was established in July 1997 and reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent accountants, the scope of the annual audit, fees to be paid to the independent accountants, and the performance of our independent accountants. The Audit Committee currently consists of Messrs. W. Grant Gregory, Mark E. Nunnelly and Don Peppers. The Compensation Committee of the Board of Directors was established in February 1996 to administer our stock option plans and to administer certain of our other benefit plans. The Compensation Committee also provides recommendations to the Chief Executive Officer and the Board of Directors concerning the salaries and incentive compensation of the executive officers of the Company and our other employees and consultants.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Messrs. W. Grant Gregory, Thomas S. Murphy and David N. Strohm served as members of our Compensation Committee during 1999. None of these members has been an officer or employee of the Company at any time since the Company's inception. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    During 1999, the Board of Directors held nine meetings and acted four times by unanimous written consent. The Compensation Committee held five meetings during 1999 and acted three times by unanimous written consent. The Audit Committee held three meetings during 1999.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is also responsible for the administration of the Company's stock option plans under which option grants and direct stock issuances may be made to executive officers. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 1999.

    GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide our executive officers with competitive compensation opportunities based upon their contribution to our development and financial success and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon our performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

    FACTORS. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for 1999 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

    Base Salary. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without our industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

    Long-Term Incentive Compensation. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option generally becomes exercisable in installments over a four- or five-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

    The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation

Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. Stock options to purchase an aggregate of 5,141,096 shares of Common Stock were granted to executive officers in 1999.

    CEO COMPENSATION. The plans and policies discussed above were the basis for the 1999 compensation of the Company's Chief Executive Officer, Mr. Kevin J. O'Connor. In advising the Board of Directors with respect to this compensation, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within our industry which are of comparable size to the Company and by companies outside of our industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation. In accordance with these objectives, Mr. O'Connor received a base salary of $175,000 for 1999 and a bonus of $43,750. The Company granted 1,200,000 stock options to Mr. O'Connor in 1999; he currently holds a total of 2,468,785 unexercised stock options.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m). As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. Our Stock Incentive Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

    The Compensation Committee does not expect that the compensation to be paid to any of the Company's executive officers for 1999 will exceed the $1 million limit per officer.

                                          THE COMPENSATION COMMITTEE

                                          W. Grant Gregory
                                          Thomas S. Murphy
                                          David N. Strohm

                               PERFORMANCE GRAPH

    Set forth below is a graph comparing the cumulative total stockholder return of $100 invested in our Common Stock on February 20, 1998 (the day our shares commenced trading) through December 31, 1999 with the cumulative total return of $100 invested in the Nasdaq Stock Market (U.S) Index and two Self-Constructed Peer Group Index calculated similarly for the same period.


                              [PERFORMANCE GRAPH]


                                                          NEW PEER    OLD PEER   NASDAQ STOCK
                                       DOUBLECLICK INC.     GROUP      GROUP     MARKET(U.S.)
                                       ----------------     -----      -----     ------------
 2/20/98.............................     $  100.00       $  100.00   $100.00      $100.00
12/31/98.............................        148.33          536.33    188.57       128.01
12/31/99.............................      1,687.09        1,123.69    587.02       236.89

    In the proxy statement for the Company's 1999 annual meeting of stockholders, the Company compared cumulative total stockholder returns on its common stock against a peer group (the 'Old Peer Group') consisting of the following companies: 24/7 Media, Inc., Cnet, Inc., Lycos, Inc., InfoSeek Corp., NetGravity, Inc. and Sportsline USA, Inc. In October 1999, we merged with NetGravity, Inc. The Company has included the description of cumulative total stockholder returns for the Old Peer Group and a new peer group (the 'New Peer Group') consisting of: America Online, Inc., 24/7 Media, Inc., Cnet, Inc., Lycos, Inc. and Yahoo!, Inc. The Company has selected the New Peer Group to better reflect stockholder returns among peers in our industry.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission and the Nasdaq Stock Market. Officers, directors and greater than 10% stockholders are required by Commission regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

    Based solely on a review of the copies of such reports furnished to us, we believe that, during 1999, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied.

                            EXPENSES OF SOLICITATION

    We bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

    The Company may consider the engagement of a proxy solicitation firm. Our directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

                             STOCKHOLDER PROPOSALS

    In accordance with regulations issued by the Commission, stockholder proposals intended for presentation at the 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than the close of business on December 10, 2000 if such proposals are to be considered for inclusion in the Company's Proxy Statement. A proposal, including any accompanying supporting statement, may not exceed 500 words. In addition, the proxy solicited by the Board of Directors for the 2001 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal raised at the 2001 Annual Meeting of Stockholders that is not described in the 2001 proxy statement unless the Company has received notice of such proposal on or before the close of business on April 9, 2000. However, if the Company determines to change the date of the 2001 Annual Meeting of Stockholders more than 30 days from May 24, 2001, the Company will provide stockholders with a reasonable time before the Company begins to print and mail its proxy materials for the 2001 Annual Meeting of Stockholders in order to allow such stockholders an opportunity to make proposals in accordance with the rules and regulations of the Commission.

                                 OTHER MATTERS

    Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                          KEVIN J. O'CONNOR
                                          KEVIN J. O'CONNOR
                                          Chief Executive Officer and Chairman
                                          of the Board of Directors

New York, New York
April 19, 2000

FORM OF PROXY

                                DOUBLECLICK INC.
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 2000

       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

   The undersigned stockholder of DoubleClick Inc. hereby appoints Kevin J. O'Connor and Kevin P. Ryan, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of DoubleClick Inc. to be held at 80 Fifth Avenue, 17th Floor, New York, New York 10011 on May 26, 2000 at 8:30 a.m. (New York time).

1. ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

       [ ] FOR nominees below                                 [ ] WITHHOLD AUTHORITY (except as marked to the to
                                                                  vote for nominees below contrary)

   NOMINEES: W. Grant Gregory and Don Peppers

   INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name on the space provided below.

   _____________________________________________________________________________
2. RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

   WITH RESPECT TO the proposal to ratify the selection of PricewaterhouseCoopers LLP, independent public accountants, as auditors of the Company as described in the Proxy Statement.

                                    (Continued and to be signed on reverse side)

3. IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

   UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

   Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.

                                                ................................

                                                ................................
                                                   Name(s) of Stockholder

                                                ................................

                                                ................................
                                                Signature(s) of Stockholder

                                                Dated:..........................